Exhibit 4.29

FEDERATIVE REPUBLIC OF BRAZIL

STATE OF CEARÁ

FORTALEZA JUDICIAL DISTRICT

PÉRICLES JÚNIOR NOTARY’S OFFICE

9th NOTARY PUBLIC

PÉRICLES CASTELO BRANCO JÚNIOR

REGISTRAR

RUA ANDRÉ CHAVES, 304 – MONTESE – TELEPHONE (55 85) 494.9898 – FORTALEZA – CEARÁ

NOTARY PUBLIC

Registrar: Péricles Castelo Branco Júnior

Alternates: Maria de Fátima Leitão Castelo Branco

Fabiola Regina Vasconcelos Pinto

TYPE OF CONTRACT

Public Deed of Financing by means of Public Deed of Credit Facility

GRANTED/ BUYER(S)

Maxitel S.A.

GRANTOR(S)/ SELLER(S)

Banco do Nordeste do Brasil S.A.

REAL ESTATE(S) CONTEMPLATED BY THIS DEED / CONTRACT

See Deed attached hereto

CLERK

Lacerda

DATE OF ACT

June 28, 2004

INDICATIONS

Book: 089 Pages: 037/039

AMOUNT OF CONTRACT

R$

PÉRICLES JÚNIOR NOTARY’S OFFICE	RECEIPT

9th Notary Public Corporate Taxpayer’s ID: 00.204.751/0001-20 Rua André Chaves, 304 – Montese Telephone (55 85) 494.9898 – Fortaleza – Ceará

I received from MAXITEL S/A, the amount of: ONE THOUSAND, ONE HUNDRED AND THIRTY REAIS.

Deed (FEES) R$	R$	1,467.42

FERMOJU	R$	76.16

ACM	R$	3.81

FERC	R$	5.30

DISTRIBUTION NOTARY’S OFFICE FEE	R$	10.00

Total	R$	1,562.71

DISCOUNT	R$	432.71

		1,130.00

Fortaleza, June 28, 2004

Bachelor Péricles Castelo Branco Júnior

Registrar

BOOK: 089 PAGE: 037

FEDERATIVE REPUBLIC OF BRAZIL

STATE OF CEARÁ - FORTALEZA JUDICIAL DISTRICT

9th NOTARY PUBLIC

PÉRICLES JÚNIOR NOTARY’S OFFICE

Rua André Chaves, 304 – Telephone / Fax (55 85) 494.9898

Bachelor Péricles Castelo Branco Júnior

Alternate: Maria de Fátima Leitão Castelo Branco

PUBLIC DEED OF FINANCING AND OPENING OF CREDIT FACILITY, EXECUTED BETWEEN BANCO DO NORDESTE DO BRASIL S.A., HEREINAFTER SIMPLY REFERRED TO AS BNB AND MAXITEL S/A, SIMPLY HEREIN REFERRED TO AS DEBTOR, AS FOLLOWS:

On the twenty-eight (28) of June, two thousand and four (2004), in this city of Fortaleza, capital city of the state of Ceará, Federative Republic of Brazil, and at this Ninth Notary Public, installed at Rua André Chaves, 304, Bairro Montese, I draw up this deed, and there appeared before me: as creditor, BANCO DO NORDESTE DO BRASIL S.A., a mixed corporation, headquartered in the city of Fortaleza, Ceará, at Avenida Paranjana, 5700, Passaré, with Corporate Taxpayer’s ID (CNPJ/MF) 07.237.373/0182 -58, hereinafter simply referred to as BNB, herein represented by the managers of Metro Bezerra de Menezes Branch, at this venue, respectively, Mrs. ALICE MARIA DE MIRANDA MENESCAL, General Manager, Brazilian citizen, married, bank employee, Individual Taxpayer’s ID (CPF) 141.076.193 -20 and identity card 527279 SSP-CE, resident and domiciled at Rua André Dall’olio, 471, Bairro Papicu, in the city of Fortaleza, state of Ceará, and Mr. CARLOS AUGUSTO COSTA BARRETO, Business Manager, Brazilian citizen, married, bank employee, Individual Taxpayer’s ID (CPF) 243.695.433 -04 and identity card 71914083 SPSP-CE, resident and domiciled at Rua Santa Catarina, 386, Bairro Pan Americano, in the city of Fortaleza, state of Ceará; and on the other hand as DEBTOR, the company MAXITEL S/A, headquartered in the city of Belo Horizonte, state of Minas Gerais, at Av. Raja Gabaglia, 1.781, Ljs 1e2, 1a7, Bairro Luxemburgo, with Corporate Taxpayer’s ID (CNPJ/MF) 01.009.686/0001 -44, herein represented by its attorneys-in-fact, Mr. Paulo Guilherme Autran Seidel, Brazilian citizen, separated, economist, identity card 07832870-5 of IFP, Individual Taxpayer’s ID (CPF) 836.230.357 -34; Mr. Marcel Abílio Belo de Andrade, Brazilian citizen, married, business administrator, identity card 4220704 SSP-PE, Individual Taxpayer’s ID (CPF) 793.101.174 -00 and Mr. Waldir Urbano Kesseli, Brazilian citizen, married, economist, identity card 1440573-9 PR, Individual Taxpayer’s ID (CPF) 357.679.019 -53, all of them with commercial address at Av. das Américas, 3434, 2o e 6o andares, bloco I, Barra da Tijuca, Rio de Janeiro-RJ, empowered by public instrument of power of attorney registered in the book SB844, page 109, of the 24th Notary Public of Rio de Janeiro-RJ Judicial District. I hereby certify their identity and legal capacity. The parties told me, consistently and successively, that BNB and DEBTOR agreed upon the granting of loan by means of opening of credit facility, according to the following clauses and conditions: CLAUSE ONE – AMOUNT, TYPE AND PURPOSE OF THE FINANCING – By this instrument of credit, BNB hereby grants the DEBTOR, a loan to be disbursed in local currency, at the amount of ninety-nine million, eight hundred, fifty-six thousand, two hundred, eighty-one reais and sixty-two centavos (R$ 99,856,281.62) , corresponding to a financing with funds from the FUNDO CONSTITUCIONAL DE FINANCIAMENTO DO NORDESTE – FNE – SERVIÇOS (Constitutional Fund for Financing of the Northeast – FNE – Services), for the expansion and upgrade of the mobile telephony network of the states of Bahia, Sergipe and Minas Gerais, employing the digital technology named as GSM (Global System for Mobile Communication), with investments in equipment, credit granted for application, according to PARAGRAPH ONE –BUDGET of this present clause. PARAGRAPH ONE – BUDGET:

Description	Quantity	Own resources	FNE –SERVIÇOS	Total
Machinery / Equipment		198,718,777.18	99,856,281.62	298,575,058.80
BTS (Base Transceiver Station) – (Year 1) – Semi-arid	43	5,623,966.13	13,999,083.87	19,623,050.00
BTS (Base Transerver Station) – (Year 1) – Outside the Semi-arid	155	17,034,443.58	42,401,856.42	59,436,300.00
BTS (Base Transerver Station) – (Year 2) – Outside the Semi-arid	55	23,002,100.00	0.00	23,002,100.00
BTS (Base Transerver Station) – (Year 3) – Outside the Semi-arid	42	29,502,900.00	0.00	29,502,900.00
BTS (Base Transerver Station) – (Year 2) – Outside the Semi-arid	156	59,819,728.80	0.00	59,819,728.80
BSC (Base Station Controller) – (Year 1)	3	8,718,948.07	21,703,061.93	30,422,010.00
MSC (Mobile Service Switch Center) – (Year 1)	1	8,738,720.60	21,752,279.40	30,491,000.00
MSC (Mobile Service Switch Center) – (Year 2)	1	10,813,000.00	0.00	10,813,000.00
BTS (Base Transerver Station) – (Year 2) – Semi-arid	14	5,855,080.00	0.00	5,855,080.00
BSC (Base Station Controller) – (Year 2)	1	3,628,000.00	0.00	3,628,000.00
BTS (Base Transerver Station) – (Year 3) – Semi-arid	23	16,155,890.00	0.00	16,155,890.00
BSC (Base Station Controller) – (Year 3)	1	5,309,000.00	0.00	5,309,000.00
MSC (Mobile Service Switch Center) – (Year 3)	1	4,517,000.00	0.00	4,517,000.00
TOTAL		198,718,777.18	99,856,281.62	298,575,058.80

PARAGRAPH TWO – For the correct application of the BONUS FOR FULL PERFORMANCE provided for in CLAUSE EIGHT – BONUS FOR FULL PERFORMANCE ON FNE CHARGES, two sub-credits shall be created, with the amount of credit granted by BNB, as follows: eighty five million, eight hundred, fifty-seven thousand, one hundred, ninety-seven reais and seventy-five centavos (R$ 85,857,197.75) referring to the amounts that will be invested in cities outside the semi-arid region, and thirteen million, nine hundred, ninety-nine thousand, eighty-three reais and seventy-seven centavos (R$ 13,999,083.77) referring to the amounts that will be invested in cities of semi-arid region. CLAUSE TWO – OWN RESOURCES: the DEBTOR undertakes to allocate, as its own resources, the amount of one hundred, ninety-eight million, seven hundred and eighteen thousand, seven hundred and seventy-seven reais and eighteen centavos (R$ 198,718,777.18) . PARAGRAPH ONE – Out the amount of one hundred and ninety-eight million, seven hundred and eighteen thousand, seven hundred and seventy-seven reais and eighteen centavos (R$ 198,718,777.18), mentioned in CLAUSE TWO – OWN RESOURCES, the amount of forty million, one hundred sixteen thousand, seventy-eight reais and thirty-eight centavos (R$ 40,116,078.38) will be invested in the year 2004, as own resources, proportionally to the amount of disbursements made by BNB, on a pari passu basis, according to CLAUSE THREE – DISBURSEMENT. CLAUSE THREE – DISBURSEMENT – in cash, by installments, at periods and amounts defined as follows, or as DEBTOR allocates its own resources, with the required physical and financial evidence on the part of BNB:

DISBURSEMENT MONTH	FNE-SERVIÇOS R$ 1.00	OWN RESOURCES R$ 1.00
June 2004	49,928,140.82	20,058,039.19
August 2004	24,964,070.41	10,029,019.60
November 2004	24,964,070.39	10,029,019.59
TOTAL	99,856,281.62	40,116,078.38

PARAGRAPH ONE – The first disbursement on account of credit granted herein shall only be made by BNB after the physical and financial evidence of the use of the

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own resources of the DEBTOR, related to this first disbursement. PARAGRAPH TWO – The portion of own resources applicable to the items referring to machinery and/or equipment included in the budget mentioned herein shall be invested proportionally and concurrently with the use of funds disbursed on account of credit granted herein, referring to the aforementioned machinery and/or equipment. CLAUSE FOUR – PRE-DISBURSEMENT – The disbursement of any installment of the loan shall only occur after met, on a satisfactory manner, the following conditions: a) evidence of effective receipt by the DEBTOR of the financed machinery and/or equipment; b) proof, by the DEBTOR, as from the second installment of disbursement, including, of the correct use of funds previously disbursed, as well as the use of the own resources consideration, under the limits set forth on a contractual basis with BNB; c) previous presentation by the DEBTOR of the following certificates: Debt Clearance Certificate by the Brazilian Social Security Institute (INSS), Clearance Certificate of Federal Taxes and Contributions, issued by the Internal Revenue Service; Certificate of Good Standing with FGTS-CRF (Government severance indemnity fund for employees); Clearance Certificate of Overdue Federal Liabilities issued by the Government Attorney’s Office of the National Treasury. CLAUSE FIVE – DISBURSEMENT FOR THE ACQUISITION OF GOODS AND/OR SERVICES - The disbursement of the credit installments corresponding to financed acquisitions and/or services shall be made by means of payment directly to the seller of the goods or the service provider, against the delivery of first page of respective invoices, or similar document, with receipt of payment, or, as this is the case, paid trade acceptance bill. BNB at its own discretion may provide for the disbursements directly to the DEBTOR, when there is no otherwise express determination mentioned in laws or rules of the Brazilian Central Bank, or internal rules. CLAUSE SIX – FINANCIAL CHARGES – an effective annual interest rate of fourteen percent (14% p.a.), or one whole, nine hundred and seventy-nine tenths of thousandth percent per month (1.0979% p.m.) shall incur over the principal amount of debt, being the amount of interest calculated and capitalized on a monthly basis and payable on a quarterly basis, on day 28 of each month, during the grace period of twenty-four (24) months comprised between June 28, 2004 and June 28, 2006, and on a monthly basis during the amortization period, starting on July 28, 2006, together with installments of the principal amount falling due, and on maturity and settlement of debt, over the daily average outstanding balance of the calculation period. PARAGRAPH ONE – When, in the month of calculation, there is no an estimated date for the calculation of the financial charges, the calculation shall occur on the first subsequent business day. PARAGRAPH TWO – For the purposes of capitalization of financial charges, including default, by business day, local and state holidays will be considered as business days. CLAUSE SEVEN – REVIEW OF THE INTEREST RATE INCURRING ON THE FNE FUNDS – It is hereby agreed and covenanted between BNB and DEBTOR that the effective interest rate indicated in CLAUSE SIX – FINANCIAL CHARGES, related to FNE funds, may be reviewed, without the need of formalizing an addendum, under the terms of paragraphs 3 and 4 of Article One, of Law 10,177, as of 1/12/2001, published on the Federal Official Gazette on 1/15/2001. The new interest rate percentage, obtained with the review referred to by this clause, will be informed by BNB to the DEBTOR in writing. CLAUSE EIGHT - BONUS FOR FULL PERFORMANCE OVER FNE CHARGES – A bonus for full performance of fifteen percent (15%) shall be applied over the charges incurring on FNE funds, provided for in CLAUSE SIX – FINANCIAL CHARGES, related to the sub-credit at the amount of eighty-five million, eight hundred fifty-seven thousand, one hundred and ninety-seven reais and seventy-five centavos (R$ 85,857,197.75) and of twenty-five percent (25%) related to the sub-credit at the amount of thirteen million, nine hundred and ninety-nine thousand, eighty-three reais and seventy-seven centavos (R$ 13,999,083.77), as long as the installments of interests or of principal plus interests are paid until the dates of respective maturities set forth in this instrument of credit. CLAUSE NINE – TAXES AND FEES – This loan operation is not subject to the collection of tax on loan operations, foreign exchange and insurance transactions, or related to securities (IOF) and banking fees charged to DEBTOR, in view of the contracting of this operation are the following: Fee of Study and Analysis of Technical Feasibility of the Project –nine hundred, ninety-eight thousand, five hundred and sixty-two reais and eighty one centavos (R$ 998,562.81); Contracting Fee – four hundred, ninety-nine thousand, two hundred eighty-one reais and forty-one centavos (R$ 499,281.41) . Total amount: one million, four hundred and ninety-seven thousand, eight hundred and forty-four reais and twenty-two centavos (R$ 1,497,844.22) . CLAUSE TEN – DEFAULT CHARGES – In the event of late payment of any liability stipulated in this instrument of credit (principal and/or ancillary charges), lack of use of credit in the purposes agreed, any other irregularity that is considered as intended or unjustified, and/or failure to comply with any other liability hereunder, charges agreed upon in CLAUSE SIX – FINANCIAL CHARGES shall incur, plus default interest of twelve per cent p.a. (12% per annum), calculated in addition. PARAGRAPH ONE – Default charges shall apply on the outstanding balance, as from the following dates and conditions: a) – from the maturity date(s) of the installment(s), in the event of late payment: these will incur only on the installments in arrears; b) from the date(s) of disbursement(s), in the case of unused amount(s): these will incur on the unused or misused installment(s); c) from the date(s) BNB finds other irregularities: these will incur on the installment(s) considered as irregular; d) from the date BNB declares the early maturity of the operation: these will incur on the total outstanding balance of the operation, minus the unused amount, the collection of which shall observe that contained in preceding item “b”. CLAUSE ELEVEN – CONVENTIONAL FINE – In addition to default charges, a fine corresponding to ten per cent (10%) shall also be due over the amounts of outstanding principal and ancillary charges, in the event of collection of credit in lawsuit. CLAUSE TWELVE –REPRESENTATION AND GUARANTEES – The DEBTOR declares and guarantees that the execution hereof and the compliance with its obligations does not represent a breach or non-compliance with any other contract, agreement, or any other instruments of which the DEBTOR is a party or to which it is bound. CLAUSE THIRTEEN – GUARANTEE – SURETY – In order to guarantee full payment of the debt, including principal and ancillary charges, the DEBTOR undertakes to constitute and submit, prior to the contracting of the credit facility opened herein, a letter of bank guarantee in favor of BNB, which for all legal purposes shall become an integral and inseparable part of this instrument of credit, issued by Banco BRADESCO S/A, at the amount of ninety-nine million, eight hundred, fifty-six thousand, two hundred and eighty-one reais and sixty-two centavos (R$ 99,856,281.62), amount of which adjusted by the same financial charges agreed herein in this present instrument of credit and with term identical to this present agreement, in order to guarantee the operation’s outstanding balance until the settlement of the loan opened herein. Sole Paragraph – BNB undertakes, whenever requested by DEBTOR, to confirm to Banco Bradesco S/A the payments made by the DEBTOR, as well as the amount of the DEBTOR’s outstanding balance, pursuant to this Instrument. CLAUSE FOURTEEN – VENUE OF PAYMENT – The DEBTOR shall pay all its obligations deriving from this instrument of credit at Metro-Bezerra de Menezes branch, in the city of Fortaleza, state of Ceará, or where charged or claimed by BNB. CLAUSE FIFTEEN – CONDITIONS OF PAYMENT – The principal amount of the debt shall be reimbursed in seventy-two (72) monthly and successive installments, the first one being due on July 28, 2006 and the last one on June 28, 2012, and the amount of each installment shall be obtained by dividing the principal outstanding balance by the number of installments falling due, added to the amount corresponding to interests. CLAUSE SIXTEEN – DEBIT AUTORIZATION – In the event the reimbursement of the used credits do not occur on the maturity dates, BNB is authorized to debit the corresponding amounts in a checking account that the DEBTOR maintains at BNB, as long as at that occasion, it has sufficient funds for such purpose, the DEBTOR also undertaking to settle, together with the last installment, all the liabilities deriving from this instrument of credit, if remaining. CLAUSE SEVENTEEN – PREPAYMENT – In the event of early amortization, payment or settlement, in compliance with the conditions provided for in this instrument, and established by the sources of funds, the debt shall be remunerated based on financial charges provided for in CLAUSE SIX – FINANCIAL CHARGES of this instrument of credit, calculated pro rata tempore and as from the date of disbursement of funds or the last recording of these charges, until the date of effective payment, applying the bonus provided for in CLAUSE EIGH T—BONUS FOR FULL PERFORMANCE

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OVER FNE CHARGES. CLAUSE EIGHTEEN – EARLY MATURITY – By means of notice, with a 30-day term for regularization, BNB may legally anticipate the maturity of all instruments of credit executed with the DEBTOR, requiring the immediate payment of due and falling due debts, if the DEBTOR: a) fails to comply with any liability established in the instruments of credit executed with BNB; b) commits excess over limit of credit opened by BNB, does not provide for the immediate coverage; c) suffers protests of certain and indisputable debt, unless the protest is made by mistake or bad faith, duly proven; or if the amount of protests do not compromise the DEBTOR’s financial capacity; d) suspends its activities for more than 30 days; e) is declared impeded by rules of the Brazilian Central Bank from participating in loan operations, inclusively as joint obligor; f) irregularly uses the funds derived from financing granted by BNB; g) fails to reinforce the credit guarantees immediately after notice from BNB, in this regard, if occurs any fact determining the reduction or depreciation of such guarantees; h) is defendant in legal claim, which may affect BNB’s credit rights; i) hires with another financial institution financings for the coverage of items comprised in the budget mentioned in this instrument of credit, or attached thereto, for BNB’s financing; j) has its checking account at BNB closed, or its name included in the List of Dishonored Checks Drawers of the Brazilian Central Bank; k) requests for debt rehabilitation, or adjudication of bankruptcy, or adjudication of intervention; l) looses, for any reason, the right to render/explore the telecommunication services with which the capital expenditures, purpose of this financing are related to. CLAUSE NINETEEN – OTHER OBLIGATIONS– The DEBTOR also undertakes to comply with the following obligations: a) to recognize as evidence of its debts, the checks, receipts and payment orders to sign or issue, as well as bank statements, records or entry notices that BNB will issue, as a result of the debits made in the loan or financing account; b) to settle with the last installment all liabilities arising from this instrument of credit, if remaining; c) to pay, pursuant to the laws in force, the taxes incurring on the loan granted herein and/or over this instrument of credit, which will be applied and charged by BNB; d) to answer for all expenses BNB will incur for the safety, regularization and conservation of its credit rights and safeguard of the guarantees granted, which may be debited at the unrestricted checking account maintained by the DEBTOR at BNB or any other adequate account, in the event the first one is unavailable, or at loan or financing account subject to this instrument of credit, under prior notice to the DEBTOR, being understood that, in any event, the DEBTOR shall provide for the respective payment, under the penalty of incurring in default on the due amount; e) to strictly comply with the specific environmental laws; f) to maintain, at least, the production level estimated in several exploration lines, purpose of the loan; g) to evidence with BNB, the correct use of the total funds defined in the budget included in this instrument of credit or attached thereto, as well as the total execution of the financed undertaking; h) to prepare and install indicative sign of BNB’s financial participation in the undertaking, in accordance to the specifications provided by it, which shall be kept in adequate location, easy to be seen, and well preserved, during the effectiveness of this instrument of credit; i) to record at long-term liabilities of its balance sheets and interim balance sheets, when required to do so, the used amounts of the financing granted, under the account “Banco do Nordeste do Brasil S.A.”, subsequently indicating the source of funds; and j) to deliver to BNB, annually, the opinions and reports prepared by specialized independent external audit. CLAUSE TWENTY – INSPECTION – The DEBTOR undertakes to franchise to BNB, to the Brazilian Central Bank and/or the agents of the source(s) of funds the broader supervision of the use of the amounts disbursed on the account of this financing, exhibiting to its legal representatives the elements required, allowing them the access to all and any premises of properties and owned facilities subject to the loan, for verification of the guarantees conditions and confirmation of the services that the DEBTOR undertook as a result of the loan. CLAUSE TWENTY-ONE – ACCOUNTING – The DEBTOR authorizes BNB, on an irrevocable and irreversible basis, to supply to the qualified federal agencies and entities, including those of the indirect administration, as well as to the Senate and House of Representatives, all and any information or data related to the loan, purpose of this instrument, such as outstanding balances, amount of principal and ancillary charges, terms, collateral assets and guarantors by real obligation or personal guarantee and other clauses and conditions, in compliance with the provisions of management, control and accounting required by the Source of Funds. CLAUSE TWENTY-TWO – AUTHORIZATION – The DEBTOR authorizes BNB, on an irrevocable and irreversible basis: I) to furnish to the Brazilian Central Bank, for the purposes of composition of the SISBACEN’s Credit Risk Center, and pursuant to laws in force, all the information related to this financing; II) to consult at SISBACEN’s Credit Risk Center, all financings held thereby, maintained at BNB or at any other financial institution. CLAUSE TWENTY-THREE –ENVIRONMENTAL LICENSING – The DEBTOR undertakes to submit to BNB, within no later than thirty (30) days after the conclusion of the project mentioned in clause one of this instrument, or up to one hundred and eighty (180) days after the implementation of the last item of the project, prevailing what occurs last, the Operating License (LO), issued by the qualified environmental agency. CLAUSE TWENTY-FOUR – FORBEARANCE – BNB’s forbearance related to the non-observance or non-compliance with any obligation assumed herein by the DEBTOR under no circumstance shall affect the conditions set forth in this instrument of credit, nor will oblige BNB as to maturities or future defaults. CLAUSE TWENTY-FIVE –CERTIFICATE – The DEBTOR submitted the following certificates, which are filed at the operation’s docket: CLEARANCE CERTIFICATE OF OVERDUE FEDERAL LIABILITIES. Ministry of Finance. Government Attorney’s Office of the National Treasury -CE. Clearance Certificate issued on behalf of MAXITEL S.A. on May 24, 2004, by the Government Attorney’s Office of the National Treasury via the INTERNET, through the website www.pgfn.fazenda.gov.br. Certificate Control Code Number: 1514.4B50.1987.4C95. CLEARANCE CERTIFICATE OF FEDERAL TAXES AND CONTRIBUTIONS ADMINISTERED BY THE INTERNAL REVENUE SERVICE. Issued on behalf of MAXITEL S.A. on May 24, 2004, by the Ministry of Finance, Internal Revenue Service, via the INTERNET, through the website www.receita.fazenda.gov.br. Certificate Control Code Number: 1514.4B50.1987.4C95. DEBT CLEARANCE CERTIFICATE BY THE BRAZILIAN SOCIAL SECURITY INSTITUTE – BOARD OF COLLECTION AND INSPECTION – DEBT CLEARANCE CERTIFICATE (CND) NUMBER 039882004-11001090, issued on behalf of MAXITEL S.A. on March 22, 2004, via the INTERNET, through the website www.mpas.gov.br; CERTIFICATE OF GOOD STANDING WITH FGTS-CRF. Caixa Econômica Federal. Certificate 2004051409190146144452, issued on behalf of MAXITEL S.A. on May 24, 2004, via the INTERNET, through the website www.caixa.gov.br. CLAUSE TWENTY-SIX – JURISDICTION – The judicial district of Fortaleza-Ceará is hereby elected for the filing of any proceeding arising from the referred instrument, and BNB shall be entitled to opt for the domicile of the DEBTOR or the intervening parties, or if any, for the location of the collateral assets. CLAUSE TWENTY-SEVEN – GENERAL CONDITIONS – the “General Provisions Applicable to the Instruments of Credit at Banco do Nordeste do Brasil S.A.”, are applied to this instrument, where reasonable, recorded at microfilm 329.993, on 11/13/2001, at the 2nd Registry of Deeds and Documents of Fortaleza Judicial District, Morais Correia notary’s office, that, for

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all purposes are an integral part of this instrument (under draft). And as they declared, granted, contracted and accepted, I draw up this present instrument, in compliance with all the legal and fiscal requirements inherent to the legitimacy of this act, which, after being read, and found in compliance and signed by the contracting parties, which listened to its reading, releasing registrar, the presence of witnesses, in accordance with Article 215, paragraph 5 of the Brazilian Civil Code. I, PÉRICLES CASTELO BRANCO JÚNIOR, Registrar, signed. (s) - ALICE MARIA DE MIRANDA MENESCAL, CARLOS AUGUSTO COSTA BARRETO, PAULO GUILHERME AUTRAN SEIDEL, MARCEL ABILIO BELO DE ANDRADE, WALMIR URBANO KESSELI. This is a true copy of the original, which I certify. Certified copy made immediately. Fortaleza, June 28, 2004. I, JOÃO RIBEIRO DE SOUZA, authorized Clerk, typed and checked it and I, PÉRICLES CASTELO BRANCO JÚNIOR, Registrar, signed and set my seal.

(…)

•	Contributed capital = paid-up capital.

p. operate in accordance with local legislation applicable to the contracting of foreign labor and consulting services;

q. maintain, in the project, the minimum national content levels set by BNDES Investment Support Program in B Band Telecommunications (Decision No. 655/98, dated 12/22/98, by BNDES Executive Board) for the acquisition of equipment, assembly and installation services relating to the cellular mobile telephony implementation project (B Band) in the area under concession by the BENEFICIARY, as set forth in sub-item 1.10, and evidence thereof shall be periodically provided to FINAME;

r. restrict, as from the execution of this Agreement, the revenue derived from cellular mobile telephony services rendered, to be deposited in the trustee, selected by mutual consent between the parties to ensure the compliance with the financial obligations arising from this operation, as set forth in the “Agreement of Collection, Deposit and Other Covenants”, hereinafter simply referred to as Deposit Agreement.

s. do not assign, convey, restrict or burden the restricted revenue under the Deposit Agreement referred to in item “r” of this sub-item in favor or another creditor, without prior consent by BNDES and the FINANCIAL AGENTS;

t. call and hold shareholders’ meetings to cover, by means of capital contribution in cash, any insufficiency of funds necessary to meet and maintain the capitalization ratios set forth in item “o” of this sub-item.

u. give collateral considered sufficient by BNDES and the FINANCIAL AGENTS, in case the Concession Agreement mentioned in item “j” if this sub-item is terminated, within thirty (30) days as from the notification forwarded to the LEADER, under penalty of acceleration of payments due under this Agreement.

15. EARLY MATURITY

15.1. The parties may consider this Agreement automatically terminated and declare the acceleration of payments stipulated therein, and immediately stop any further releases, should any of the circumstances set forth in law occur, especially a default in complying with any obligation agreed-upon herein by the BENEFICIARY before any of FINANCIAL AGENTS, or, if the following circumstances occur:

a. use of funds provided under the credit facility for a purpose other than that set forth in sub-item 1.10, without prejudice of the notification of the event to the Public Prosecutor Office by FINANCIAL AGENTS, for the purposes of Law No. 7.492, dated June 16, 1986;

b. inclusion, in a corporate agreement, bylaws or articles of incorporation of the BENEFICIARY or their parent companies, of a provision that results, at the discretion of the FINANCIAL AGENTS and BNDES, which shall be previously consulted, in restrictions or prejudice to the ability to pay the financial obligations arising from this operation;

c. reduction in the BENEFICIARY’s staff, without compliance with item “e” of sub-item 14.1 above;

d. corporate restructuring process (split, merger, takeovers, etc.), change in the principal business activity or change in the BENEFICIARY’s effective direct, indirect, ownership structure, after contracting the operation, without prior written notice by BNDES and the FINANCIAL AGENTS, represented by the LEADER.

e. legal suit, passed at court , that compromises the compliance with obligations and/or guarantess herein assumed and given;

f. non-compliance by the BENEFICIARY, within the agreed-upon term and form, with pecuniary obligations assumed before FINANCIAL AGENTS arising from this instrument or any other agreement executed by the BENEFICIARY with the FINANCIAL AGENTS or any other company belonging to its economic group;

g. petition for bankruptcy or debt rehabilitation by the BENEFICIARY;

h.non-submittal, within thirty (30) days as from the execution of this Agreement, to the FINANCIAL AGENTS and BNDES of a Letter of Guarantee as mentioned in sub-item 18.1 hereinbelow, issued by TELECOM ITALIA S.p.a., for the full term of this Agreement, according to the model provided by BNDES, duly notarized and legalized as the principal payer of all obligations arising from this Agreement, expressly waving all benefits in articles 1491, 1499 and 1503 of Civil Code, and 261 and 262 of Commercial Code, and supported by an opinion issued by the law firm, in satisfactory terms, at the discretion of the FINANCIAL AGENTS and BNDES, in which the validity of the guarantor and the guarantee given shall be attested to. Such opinion shall contain at least the following considerations:

h.1. The attorney shall declare that he/she examined the legislation of the guarantor’s country and the guarantor’s bylaws and internal governing provisions, as well as any other rulings that have been deemed necessary for he/she to express his/her opinion, and:

i) the validity of the process used to select the guarantor as well as the guarantor’s ability and compliance with legal and regulatory provisions to undertake obligations stipulated in the letter of guarantee;

ii) that the legal entity, by its legal representatives and upon approval by its consulting bodies, has power to sign and comply with terms and conditions set forth in the Letter of Guarantee

iii) that the guarantor’s legal representatives who signed the letter of guarantee have powers to restrict and bind the guarantor to the terms and conditions contained therein;

iv) that the letter of guarantee is a valid and sufficient instrument to bind the guarantor;

v) compliance by the guarantor of all legal and administrative provisions stipulated in laws and regulations prevailing in the guarantor’s country destined to allow the signature, execution and compliance of the letter of guarantee;

vi) implementation of all regulations, filings and authorizations from government agencies, departments, bodies or authorities of the guarantor’s country, destined to ensure the signature, execution and compliance with the letter of guarantee or those necessary to its validity and effectiveness.

h.2. in case the opinion referred to in the “caput” of this item is issued by a Brazilian law firm, the document shall be written in Portuguese; in case such opinion is issued by a law firm located in the guarantor’s country, the document shall be notarized and legalized and, when the official language of the country is Portuguese, it shall be written in English.

i. non-compliance with any clauses or provisions set forth in the Deposit Agreement.

16. OTHER OBLIGATIONS FOR USE OF THE CREDIT

16.1. In addition to complying with the conditions set forth in “PROVISIONS” mentioned above and in MONITORING INSTRUCTIONS AND RULES referred to in article 2 of said “PROVISIONS”, the use of credit is also subject to the compliance by the BENEFICIARY with the following:

I – For the Use of the First Portion of the Credit:

a. presentation of this Agreement and exhibits thereto duly notarized by the proper Registry of Deeds and Documents;

b. execution of the agreement relating to the direct credit facility with BNDES, for the present operation;

c. receipt of correspondence referred to in sub-item 14.1 of item “l”;

d. presentation of the “Agreement of Collection, Deposit and Other Covenants”, duly executed and notarized, under the terms of the draft provided by BNDES;

e. engagement of a specialized consulting/audit firm to attest to the compliance with financial indexes referred to in sub-item 14.1, item “o”;

f. submittal, to the FINANCIAL AGENTS, of the original copy of the Letter of Guarantee supported by an opinion issued by the law firm in which the validity of the guarantor and the guarantee are attested to, duly signed and accepted by the FINANCIAL AGENTS and BNDES.

II – For the Use of Each Portion of the Credit:

a. nonexistence of a fact of a financial-economic nature that, at the discretion of the FINANCIAL AGENTS and/or BNDES, may compromise the completion of the venture financed under this agreement, that results in alteration thereof or may impede the completion under the terms set forth in the project approved by BNDES;

b. demonstration that the BENEFICIARY invested in the project the portion of the credit previously used, and transferred the corresponding counter entry, in the amounts established in the Schedule of Uses and Sources under Exhibit I;

c. presentation by the BENEFICIARY to the LEADER of a Debt Clearance Certificate provided by the Brazilian Social Security Institute (INSS) through the internet to be obtained by the BENEFICIARY and verified by the LEADER by accessing the address www.mpas.gov.br;

d. presentation of a declaration that the BENEFICIARY is in compliance with Brazilian legislation applicable to the contracting of foreign labor and consulting services.

17. RESPONSIBILITY FOR CHARGES AND EXPENSES

17.1. All the charges, taxes, contributions and expenses pursuant to this Agreement and incurring on the collection of the guarantee attached thereto that the FINANCIAL AGENTS are obliged to pay or bear, shall be borne by the BENEFICIARY, provided that they are duly evidenced, even in case of partial or total cancellation of the credit facility, including expenses relating to registrations/annotations with the competent registry of deeds and documents.

17.2. The BENEFICIARY undertakes to pay to the FINANCIAL AGENTS, as a reimbursement of expenses associated with the income tax relating to Sub-credit “B”, a percentage on the interest referred to in sub-item 10.1, corresponding to the weighted average rate of the income tax due on charges and fees remitted by BNDES to creditors of external funds without being subject to onlending under specific conditions, in the civil quarter preceding this percentage adjustment to be determined, adjusted, and the reimbursement shall be claimed on the same occasion that the interest referring to in said sub-item 10.1 above.

18. GUARANTEE CONDITIONS

In order to ensure the payment of any of the liabilities stemming herefrom, such as the principal amount of debt, interest rates, commissions, usual penalty and fine, the following guarantees shall be granted to the FINANCIAL AGENTS, being considered as an indivisible sum in relation to the amount of debt:

18.1. The BENEFICIARY agrees to provide to the FINANCIAL AGENTS prior to the release of the first portion of the credit, a joint guarantee issued by TELECOM ITALIA S.p.a., a company headquartered at Via Corso D´Itália, 41, Rome, Italy, which will be provided in a separate instrument entitled “Letter of Guarantee” that will be an integral part of this Agreement, and which will be issued in favor of the FINANCIAL AGENTS, duly notarized and legalized, and supported by an opinion issued , in satisfactory terms, at the discretion of the FINANCIAL AGENTS and BNDES, by the GUARANTOR’s attorney, in which the validity of the guarantor and the guarantee given shall be attested to.

18.2. REVENUE RESTRICTION

The BENEFICIARY irrevocably and irreversibly restricts, as a guarantee in favor of the FINANCIAL AGENTS, until the final settlement of all obligations assumed under this Agreement, a portion of its revenue derived from cellular mobile telephony services rendered, equivalent to at least one hundred and fifty percent (150%) of the highest installment due by the BENEFICIARY, including during the grace period, while complying with sub-items hereinbelow, collected by the payment agents listed in Exhibit II to this Agreement, which shall transfer funds in reais derived from such services based on the date, amounts and restricted account specified in sub-item 18.2.3 hereinbelow. The funds deposited in the restricted account shall be used by the FINANCIAL AGENTS in the event the BENEFICIARY fails to comply with any of the obligations under this Agreement or in the event acceleration of payments under this Agreeement is declared.

18.2.1. The restricted funds under this Agreement are free of liens or encumbrances, either judicial or extrajudicial, or restrictions of any kind, and so shall they remain until the full compliance with obligations assumed herein by the BENEFICIARY, under penalty of acceleration of payments under this Agreement being declared.

18.2.2. The LEADER shall provide to the BENEFICIARY, after each release of funds and upon change in the remuneration index on this Agreement, payment charts containing all amounts and maturity dates of installments of the principal and interest on the pecuniary obligations due to the FINANCIAL AGENTS hereinafter simply referred to as PAYMENT CHART.

18.2.3. In order to ensure the enforcement of the guarantee given hereunder, the BENEFICIARY shall notify the Payment Agents listed in Exhibit II, in the form of the correspondence included in Exhibit II, so that they daily deposit the total amount collected in the current account specified below, in BANCO BRADESCO S.A., which under this Agreement is appointed as TRUSTEE BANK of such funds. For this purpose, the BENEFICIARY shall, on this same date, execute with theTRUSTEE BANK, in the capacity as AGENT BANK, the agreement referred to in item “r” of sub-item 14.1, which shall be an integral and complementary part of this Agreement as Exhibit IV, whereby the AGENT BANK shall be liable for managing and centralizing the funds derived from the collection of cellular telephony services invoices from USERS, received through the network of bank branches of payment agents, crediting such funds in the restricted account #14.800 -8, Branch 3421-5/Rua Espírito Santo-BHTE-MG, in name of the BENEFICIARY in the AGENT BANK, hereinafter simply referred to as RESTRICTED ACCOUNT.

18.2.4. The funds derived from the payment by USERS of cellular telephony services invoices credited in the RESTRICTED ACCOUNT will be automatically transferred to an account that can be freely operated by the BENEFICIARY, except in the event of default in complying with its financial obligations assumed before the FINANCIAL AGENTS under this Agreement.

18.2.5. Should a default occur on the part of the BENEFICIARY, the LEADER, in the capacity as the AGENT BANK, is hereby authorized by the BENEFICIARY to restrict and transfer, either totally or partially, to PAYMENT AGENTS, proportionally to the credit referring to each of them, the funds deposited in the RESTRICTED ACCOUNTS by means of Credit Order Documents – DOC of any kind or nature, payment orders or checks to the order of payees. The amounts transferred by the AGENT BANK shall mandatorily be used to amortize or settle monthly and quarterly amounts of installments of the principal and charges during the period of grace and amortization, due under this Agreement, plus penalties stipulated in Clause 19 hereinbelow, the BENEFICIARY being personally responsible for any remaining debit balance, in case such amounts are not sufficient to settle its total debt amount.

18.2.6. In case funds are insufficient, the BENEFICIARY shall supplement or constitute new secured or personal guarantees within forty-eighty (48) hours. Nevertheless, the FINANCIAL AGENTS reserve the right to refuse the new guarantees, under penalty of acceleration of payments due under this Agreement.

18.2.7. Until the debt is fully settled, the BENEFICIARY shall maintain in force the Agreement or any other contractual instruments having as subject matter the receipt of cellular telephony invoices/bills that have been executed, in order to ensure sufficient collection to pay the installments due to FINANCIAL AGENTS.

The BENEFICIARY undertakes not to alter its bank’s domicile nor operate or restrict the funds restricted herein in favor of any other creditor.

18.3. PROMISSORY NOTES: Five (5) promissory notes, issued by the BENEFICIARY subject to the terms in this Agreement, in the amount corresponding to one hundred and thirty percent (130%) of the credit amount granted by each one of the FINANCIAL AGENTS, payable at sight, and which must be presented for payment up to one (1) year after the expiration of this Agreement, thus a longer term than that set forth in article 34 of Geneva Uniform Code and article 21 of Decree No. 2044, dated 12/31/1908.

18.3.1. The BENEFICIARY shall replace the promissory note given as guarantee, to each FINANCIAL AGENT, for another in the amount equivalent to one hundred and thirty percent (130%) of the outstanding balance then determined, whenever the amount thereof does not correspond to the above stipulated percentage, within ten (10) days as from the written request by the LEADER, under penalty of acceleration of payments due under this Agreement.

19. LATE PAYMENT AND FINES

19.1. In case of late or accelerated payment, the BENEFICIARY shall pay default interest of twelve percent (12%) a year, plus late payment surcharge computed at the market rate on the payment date, which may not be lower than the highest rate of charges payable for the term of this Agreement;

19.2. The market rate will be the highest rate actually used by the market for legal entities in credit transactions, except in those relating to credit facility checks.

19.3. In case of litigation, instead of late payment surcharge, the BENEFICIARY authorizes the FINANCIAL AGENTS to opt for the collection of charges equivalent to the percentage variation of the General Market Price Index (IGPM) published by Fundação Getúlio Vargas (FGV), or, in the absence thereof, the General Price Index – Internal Availability (IGP-DI), published by Fundação Getúlio Vargas (FGV), and, in the absence thereof, the Consumer Price Index (IPC) published by the Institute for Economic Research Foundation (FIPE) of University of São Paulo.

19.4. The BENEFICIARY shall also pay a ten percent (10%) fine and collection expenses, including legal costs and fees.

19.5. In the event the BENEFICIARY and/or INTERVENING PARTIES fail to comply with any of their obligations or in case the accelerated payment is declared, the FINANCIAL AGENTS may:

19.5.1. Use any BENEFICIARY’s amounts maintained by the FINANCIAL AGENTS to pay the debt.

19.5.2. Retain any amounts in its name.

19.6. The receipt by the FINANCIAL AGENTS of the principal (FRASE CORTADA) set forth in this Agreement.

20. FINAL PROVISIONS

20.1. In case changes in BNDES governing rules occur that may in any way affect the subject matter of this Agreement, the BENEFICIARY shall undertake full responsibility for the compliance therewith.

20.2. Any waiver by the FINANCIAL AGENTS to rights under this Agreement shall not imply any change in or waiver of said rights, which may be exercised at any time.

20.3. The BENEFICIARY shall not assign or transfer the rights or obligations derived therefrom or in any way dispose of assets acquired in connection with the project financed herein without a written notice by BNDES and/or the FINANCIAL AGENTS, under penalty of termination of this Agreement ipso jure, which shall accelerate the payment of all obligations assumed by the BENEFICIARY, and the total debt amount, including the principal amount and ancillary charges, shall become immediately due and payable, without prejudice to other remedial actions and sanctions applicable.

20.4. The BENEFICIARY declares that, in order to contract the credit facility under this Agreement, obtained all corporate approvals required by law and its corporate instruments and that representatives undersigned hereinbelow have in fact power to execute this Agreement.

20.5. The FINANCIAL AGENTS are permitted to mention the financial collaboration granted under this Agreement in any release of its activities.

20.6. The BENEFICIARY authorizes the FINANCIAL AGENTS to transmit and consult information thereon and/or relating to this operation with the Credit Risk Center of the Brazilian Central Bank, pursuant to Resolution No. 2724, dated May 31, 2000.

20.7. Any dispute arising out of or relating to this Agreement shall be resolved by the District Court of Osasco, State of São Paulo; however, the party filing the lawsuit may elect a jurisdiction in its domicile.

In witness whereof, the parties fully agreeing with everything covenanted herein, execute this present instrument in nine (9) counterparts of equal content and form, jointly with two (2) witnesses undersigned hereinbelow.

Osasco, November 28, 2000

________________________________________________
(illegible signature)

BANCO BRADESCO S.A.	BANCO ITAÚ S.A.
Financial Agent	Financial Agent
Osmar Roncolato Pinho/Laerte Garcia Bueno (signed)	Luiz Alberto C. Troula/(illegible name and signature)
CFP 845.325.848-72
RG 5.394.811

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.	BANCO ALFA DE INVESTIMENTOS S.A.
Financial Agent	Financial Agent
(illegible name and signature/Luiz Fernando B. Souza)	(illegible names and signatures)
(signed)

BANCO BBA CREDITANSTALT S.A.	MAXITEL S/A
Financial Agent	Beneficiary
(illegible signatures)	(illegible signatures)

Witnesses:

1)	2)
Name: Nilton Alves Teixeira	Name: Rosa Rodrigues da Cruz Ferraz
Individual Taxpayer Number (CPF):	Individual Taxpayer Number (CPF):
123.904.768-13	694.155.448-72

EXHIBIT I

Exhibit	of Uses and Sources

				R$ thousand			BNDES
USES	1997- May/98	Jun/98 - Dec/99	2000	2001	Total	98/99	2000	2001	Total
1) Financeable Investments	2,384	70,967	46,077	14,370	133,798	49,677	32,254	10,059	91,990
Civil Works	1,329	66,281	43,969	13,345	124,924	46,397	30,778	9,341	86,516
Furniture and Fixtures	1,055	4,686	2,108	1,025	8,874	3,280	1,476	718	5,474
2) Environmental Investments	0	0	0	0	0
3) Working Capital	(3,009)	49,927	200	11,200	58,318
4) Imported
Machinery and Equipment	21,791	72,896	43,008	17,727	155,422	5,830	9,871	4,877	20,578
Radio Base Stations (RBS)	0	11,791	833	273	12,987
Communications and Control Centers	0	16,185	1,023	0	17,208
Infrastructure	2,043	5,830	9,871	4,877	22,621	5.830	9,871	4,877	20,578
Equipment Installation and Assembly	0	0	0	0	0
Other RBS Equipment	0	9,838	3,986	1,441	15,265
Network Software	19,748	29,252	27,295	11,136	87,431
5) National Machinery and Equipment	69,230	194,273	167,179	55,084	485,766	194,273	167,179	55,084	416,536
Radio Base Stations (RBS)	26,637	72,020	47,806	20,521	166,984	72,020	47,806	20,521	140,347
Communications and Control Centers	5,484	5,987	34,988	16,355	62,814	5,987	34,988	16,355	57,330
Infrastructure	10,317	35,198	40,529	11,520	97,564	35,198	40,529	11,520	87,247
Equipment Installation and Assembly	13,671	11,886	34,485	5,592	65,634	11,886	34,485	5,592	51,963
Other RBS Equipment	13,121	69,182	9,371	1,096	92,770	69,182	9,371	1,096	79,649
Network Software	0	0	0	0	0	0	0	0	0
6) Nonfinanceable Investments	9,279	45,042	34,455	12,545	101,321
Lands	781	2,810	(3)	0	3,588
EDP Equipment (Software/Hardware)	8,498	42,232	34,458	12,545	97,733
7) Licenses	770,000	0	0	0	770,000
Interest Capitalization	27,706	332,257	(7,137)	0	352,826
8) Deferred taxes	0	117,079	215	0	117,294

TOTAL USES	897,381	882,441	283,997	110,926	2,174,745	249,780	209,304	70,020	529,104

USES	1997 to May/98	Jun/98 to Dec/99	2000	2001	Total
1) Shareholders’ capital	-23,744	205,975	—	95,300	174,913
Shareholders’ capital	53,499	486,280	102,618	0	736,580
Accumulated losses	(77,144)	(280,305)	196,900	0	-656,967
			(299,518)	70,020	529,104

2) BNDES	0	249,780

3) OTHERS	921,125	(284,225)	209,304	(54,394)	738,289
			155,783
TOTAL SOURCES	897,381	882,441	283,997	110,926	2,174,745

	Direct Operation			158,731

	Indirect Operation			370,373

	Osasco, November 28, 2000

BANCO BRADESCO S.A.	BANCO ITAÚ S.A.
Financial Agent	Financial Agent
Osmar Roncolato Pinho/Laerte Garcia Bueno (signed)	Luiz Alberto C. Troula/(illegible name and signature)
CFP 845.325.848-72
RG 5.394.811

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.	BANCO ALFA DE INVESTIMENTOS S.A.
Financial Agent	Financial Agent
(illegible name and signature/Luiz Fernando B. Souza)	(illegible names and signatures)
(signed)

BANCO BBA CREDITANSTALT S.A.	MAXITEL S/A
Financial Agent	Beneficiary
(illegible signatures)	(illegible signatures)

Witnesses:

1)	2)
Name: Nilton Alves Teixeira	Name: Rosa Rodrigues da Cruz Ferraz
Individual Taxpayer Number (CPF):	Individual Taxpayer Number (CPF):
123.904.768-13	694.155.448-72

1 – FINANCIAL AGENTS

BANCO BRADESCO S.A., headquartered in city of Osasco, state of São Paulo, at Cidade de Deus, Vila Yara, with Corporate Taxpayer’s ID (CNPJ/MF) 60.746.948/0001 -12, by its representatives undersigned hereinbelow;

BANCO ITAÚ S.A., headquartered at Praça Alfredo Egydio de Souza Aranha, 100 – Torre Itaúsa in the city of São Paulo, state of São Paulo, with Corporate Taxpayer’s ID (CNPJ/MF) 60.701.190/0001 -04, by its by its representatives undersigned hereinbelow;

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A., headquartered at Av. Eusébio Matoso, 891 in the city of São Paulo, state of São Paulo, with Corporate Taxpayer’s ID (CNPJ/MF) 33.700.394/0001 -40;

BANCO ALFA DE INVESTIMENTO S.A., headquartered at Alameda Santos, 466 – 4o andar in the city of São Paulo, state of São Paulo, with Corporate Taxpayer’s ID (CNPJ/MF) 60.770.336/0001 -65, by its representatives undersigned hereinbelow;

BANCO ITAÚ BBA S.A., headquartered at Praça Alfredo Egydio de Souza Aranha, 100 – Torre Conceição – 9º andar, in the city of São Paulo, state of São Paulo, with Corporate Taxpayer’s ID (CNPJ/MF) 17.298.092/0001 -30 (formerly Banco BBA Creditanstalt S.A., with Corporate Taxpayer’s ID (CNPJ/MF) 31.516.198/0001 -94), by its representatives undersigned hereinbelow;

2 – BENEFICIARY

MAXITEL S.A., headquartered at Avenida Raja Gabaglia, 1781 – Bairro Luxemburgo, in the city of Belo Horizonte, state of Minas Gerais, with Corporate Taxpayer’s ID (CNPJ/MF) 01.009.686/0001 -44, by its representatives undersigned hereinbelow;

3 – INTERVENING GUARANTOR

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S/A, headquartered at Avenida das Américas, 3434, Bloco 01, 6º andar, Barra da Tijuca – Rio de Janeiro – RJ, with Corporate Taxpayer’s ID (CNPJ/MF) 02.600.854/0001 -34, by its representatives undersigned hereinbelow.

The parties, FINANCIAL AGENTS, BENEFICIARY and INTERVENING GUARANTOR, represented by their corporate acts, resolve to make an addendum to the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development –BNDES FINEM TJLP/CM – 4000350-9, executed on 11/28/2000 (“Agreement”), based on Decision Dir. 592/2005 – BNDES, of BNDES’ Executive Board, dated 6/22/2005, by means of the following clauses:

First Addendum to the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES FINEM TJLP/CM – 4000350-9

Clause One: Addendum to the Agreement: In view of the agreement executed herein between the FINANCIAL AGENTS and the BENEFICIARY, the following is amended: (i) the introduction to include the qualification of TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S/A as INTERVENING GUARANTOR; (ii) item 1.11.1. to include the replacement of TELECOM ITALIA S.p.a.’s firm guarantee with TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S/A’s guarantee; (iii) the paragraph “o” of Clause 14, to alter the financial indicators and/ (iv) Clause 18, item 18.1; to include in the Agreement the sub-items 18.1.1. and 18.1.2, to mention the replacement of TELECOM ITALIA S.p.a.’s guarantee with TIM BRASIL SERVIÇOS PARTICIPAÇÕES S/A’s guarantee. These Clauses, items and paragraph shall take effect with the following wording:

Clause 1. LOAN DATA

1.11 Guarantees

1.11.1. Guarantee rendered by TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S/A, in the capacity as joint debtor and principal obligor of the liabilities stemming from this Agreement, as defined in sub-item 18.1.

“Clause 14. BENEFICIARY’s SPECIAL OBLIGATIONS

14.1. Without prejudice to other clauses, the BENEFICIARY also undertakes to:

o. to fully comply with, during the effectiveness of this Agreement and until its final maturity, the financial indicators mentioned in the chart below to be obtained based on the audited annual financial statements by external auditors registered with the Brazilian Securities and Exchange Commission – CVM;

YEARS	2005	2006	2007	2008
RATIOS
Capitalization ratio	> or = 20%	> or = 20%	> or = 20%	> or = 20%
EBTDA Margin	> or = 18%	> or = 23%	> or = 28%	> or = 32%
Debt Service Coverage	> or = 100%	> or = 100%	> or = 100%	> or = 100%
Indebtedness Limit	< or = 60%	< or = 60%	< or = 60%	< or = 60%

Where:

•	SE = Shareholders’ Equity and TA = Total Assets;

•	NOR = Net Operating Revenue;

•	EBITDA = Operating Income before interest, income tax, depreciation and amortization;

•	IT = Income Tax;

•	Total Onerous Debt = bank debt + debt with suppliers; and

•	Capital contributed = paid-up capital”

First Addendum to the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES FINEM TJLP/CM – 4000350-9

“Clause 18. Guarantees Conditions

In order to ensure the payment of any of the liabilities stemming herefrom, such as principal amount of debt, interest rates, fees, usual penalty and fine, the following guarantees shall be granted to the FINANCIAL AGENTS, being considered as an indivisible sum in relation to the amount of debt, and the INTERVENING GUARANTOR expressly agreeing with the conditions covenanted herein, jointly and severally liable, in the capacity as guarantor and principal obligor, for the compliance with all the obligations assumed by BENEFICIARY in this Agreement;

18.1. GUARANTEE: The INTERVENING GUARANTOR, qualified in the introduction hereof, in the capacity as guarantor and principal obligor of all the obligations assumed by BENEFICIARY herein, signs this present Agreement, with the express waiver to the benefits of Articles 366, 827, 834, 835, 837, 838 and 839 of the Brazilian Civil Code and article 595 of the Brazilian Code of Civil Procedure and being jointly and severally liable for the punctual and full settlement of said debts, including the principal amount, interest rates, monetary restatement and other compensatory or default charges, legal expenses, attorney’s fees and all other amounts due pursuant to this Agreement, until its final settlement. The INTERVENING GUARANTOR’s responsibility shall not suffer any limitation or restrictions as a result of any type of agreement, extension or reduction of terms, forbearance, if granted by FINANCIAL AGENTS to the BENEFICIARY, not being necessary that the FINANCIAL AGENTS make any kind of notice in this regard.

18.1.1. Should occur total or partial default on the part of the BENEFICIARY, the FINANCIAL AGENTS shall charge the amount due from the INTERVENING GUARANTOR, which shall pay it within no later than two (2) business days, as from the receipt of notice sent by the FINANCIAL AGENTS, by means of correspondence with receipt acknowledgment at the address indicated in the introduction hereof, via fax (021) 4009-3943 to the attention of Mr. Paulo Seidel or by electronic means at the addresses: pseidel@timbrasil.com.br.mneto @timbrasil.com.br and apimentel@timbrasil.com.br, and the INTERVENING GUARANTOR shall undertake to inform to the FINANCIAL AGENTS should occur alteration of such data during the effectiveness hereof.

18.1.2. For all purposes, including under the criminal scope, the INTERVENING GUARANTOR declares that is duly qualified to constitute this present guarantee, which shall be valid until the entire fulfillment of all the obligations guaranteed herein, and not only the INTERVENING GUARANTOR is binding upon thereto but also its heirs and successors, on any account, pursuant to the law”.

Clause Two – REGISTRY: the BENEFICIARY undertakes to carry out the registration of this Addendum at the 2nd Registry of Deeds and Documents of Osasco – SP, alongside the registry 176.328 as of 11/28/2000, at the 8th

First Addendum to the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES FINEM TJLP/CM – 4000350-9

Registry of Deeds and Documents of the Judicial District of São Paulo under #365.152 as of 11/28/2000 and at the 1st Registry of Deeds and Documents of Belo Horizonte – MG – microfilm 770600 and registry on the book C-45, 115500, as of 11/29/2000 and register it at the Registry of Deeds and Documents of the city of Rio de Janeiro/RJ.

Clause Three – the FINANCIAL AGENTS expressly release TELECOM ITALIA S.p.a. as from this date, which is automatically released of the guarantee rendered in the Agreement BNDES FINEM TJLP/CM – 4000350-9, referred to in the introduction hereof, which is extinguished herein, giving it full, general and irrevocable acquittance.

Clause Four – EXPENSES: All the expenses derived from this instrument, including registrations, recordings, as well as, taxes and fees incurring thereon, shall be exclusively borne by the BENEFICIARY.

Clause Five – RATIFICATION: the parties ratify in all their terms, the clauses, items and other provisions set forth in the Agreement mentioned in the introduction hereof, referring to what was not modified by this present instrument, especially, the guarantees for restriction of revenues and Promissory Notes conferred to the FINANCIAL AGENTS by means of the Agreement and the Agreement of Collection, Deposit and Other Covenants, and such guarantees shall remain absolutely complete and in force until the total and final settlement of the obligations assumed by the BENEFICIARY and by the INTERVENING GUARANTOR before the FINANCIAL AGENTS, this present instrument not implying renewal.

Clause Six – This present instrument takes effect on the date of its signature.

First Addendum to the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES FINEM TJLP/CM – 4000350-9

In witness whereof, the parties fully agreeing with everything covenanted herein, execute this present instrument in eight (8) counterparts of equal content and form, jointly with two (2) witnesses undersigned hereinbelow.

Osasco, August 30,2005.

FINANCIAL AGENTS:

BANCO BRADESCO S.A.
(illegible names and signatures)

BANCO ITAÚ S.A.	(illegible name and signature)
Jaime Santana de Souza (signed)
ID card 10.445.428-3
Individual taxpayer’s ID (CPF) 011.403.828-32

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.	Lílian Márcia Machado
Flávio Kazuaki Morashashi (signed)	(signed)
Individual taxpayer’s ID (CPF) 906.284.118-04

BANCO ALFA DE INVESTIMENTO S/A
Fernando L. P. Spinetti (General Manager) (signed)

BANCO ITAÚ BBA S/A	(illegible name and signature)
Jaime Santana de Souza (signed)
ID card 10.445.428-3
Individual taxpayer’s ID (CPF) 011.403.828-32

BENEFICIARY:

MAXITEL S/A
Mario César Pereira Araújo (signed)

President

INTERVENING GUARANTOR:

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S/A
Stefano De Angelis – TIM BRASIL S/A (signed)
Finance Administration and Control Officer

First Addendum to the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES FINEM TJLP/CM – 4000350-9

WITNESSES:

Name: Fábio Macedo de Souza Lima (signed)
Individual taxpayer’s ID (CPF/MF): 282371838-94

Name: Rosa Rodrigues de B. Ferraz (signed)
Individual taxpayer’s ID (CPF/MF): illegible

BNDES

FINAME

BNDESPAR

Letter P-507/2005

Rio de Janeiro, June 30, 2005.

Mr.

WALMIR KESSELI Director MAXITEL S/A ‹

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S/A

Av. das Américas, 3434 – Bloco 01 – 6º andar – Barra da Tijuca

22640-120 – Rio de Janeiro – RJ

Dear Sir:

I inform you that BNDES’ executive board, in meeting held on 6/22/2005, enacted the Decision Dir 592/2005, of these companies’ interest, a copy of which is attached hereto.

Sincerely yours,

ELVIO LIMA GASPAR
Chief of Presidency Office

Attachment: Decision Dir. 592/2005 - BNDES

BNDES
FINAME
BNDESPAR
Decision Dir. 592/2005 – BNDES	Meeting as of June 22, 2005

Interest Parties:	MAXITEL S.A.

Corporate Taxpayer’s ID (CNPJ) 01.009.686/0001-44
Av. das Américas, 3434, Bloco 01, 6[o] andar, Barra da Tijuca
Rio de Janeiro – RJ
CEP 22640-120
BANCO BRADESCO S.A.
Corporate Taxpayer’s ID (CNPJ) 60.746.948/0001-12
Praia de Botafogo, 228, 12[o] andar, sala 1201, Botafogo
Rio de Janeiro – RJ
CEP 22250-040
TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.
Corporate Taxpayer’s ID (CNPJ) 02.600.854/0001-34
Av. das Américas, 3434, Bloco 01, 6[o] andar, Barra da Tijuca
Rio de Janeiro – RJ
CEP 22640-120

Matter:	Extraordinary granting for the non-compliance on 12/31/2004 with the financial indicators agreed upon in the Credit Facility Agreement by means of Credit Facility 002.553.3.1, as of 11/22/2000, executed between BNDES and Maxitel S.A., charging fine for the non-financial default; authorization to alter financial indicators set forth in this Credit Facility Agreement and corresponding Onlending Agreement; and authorization to replace the guarantor of the indirect operation.

Ref.:	IP AIE/DETEL 014/2005, as of 6/10/2005.

Endorsing the Reporter’s opinion, the Executive Board decided by unanimous vote:

1.	Extraordinary granting for the non-compliance on 12/31/2004 by Maxitel S/A with the financial indicators agreed upon in the Credit Facility Agreement by means of Credit Facility 002.553.3.1, as of 11/22/2000, executed between BNDES and Maxitel S.A., with the non-exercise by BNDES of right to declare the early maturity of the Agreement in view of such default, nevertheless, charging a 0.5% fine over the outstanding balance on 12/31/04, to be paid up to 6/30/2005;

2.	Authorize the alteration of financial indicators provided for in the Credit Facility Agreement by means of Credit Facility 00.2.553.3.1, as of 11/22/2000, and in the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES FINEM TJLP/CM 4000350-9, as of 11/28/2000, by the following financial indicators, which shall be fully observed during the effectiveness of such agreements and up to the final maturity thereof, to be obtained based on the annual audited financial statements by

BNDES

FINAME

BNDESPAR

Decision Dir. 592/2005 – BNDES

external auditors registered with the Brazilian Securities and Exchange Commission – CVM:

	2005	2006	2007	2008
Capitalization Ratio	20%	20%	20%	20%
EBITDA Margin	18%	23%	28%	32%
Indebtedness Limit	60%	60%	60%	60%

3.	Authorize the replacement of the guarantor of the Credit Facility Agreement by Means of Onlending of Funds Contracted with the National Bank for Economic and Social Development with TIM Brasil Serviços e Participações S/A.

The alteration of financial indicators and the replacement of guarantor shall be formalized by contractual addendum.

Thais da Silva Freire

Attorney (signed)

Roberto Z. Machado

AIE/DETEL

Chief (signed)

Ligia Barros das Chagas

Manager

AIE/DETEL (signed)

João Carlos (illegible)

SUP/AIE (signed)

ERNST & YOUNG	Edifício Asamar	Phone: (5531) 3261-7787
	Rua Paraíba, 1000 – 10[o] andar	Fax: (5531) 3261-0053
	30130-141 – Belo Horizonte – MG –	Homepage: www.ey.com.br
Brasil

INDEPENDENT AUDITORS COMFORT LETTER

Dear Sirs.

Management and Shareholders

Maxitel S.A.

1.	We examined according to audit rules applicable in Brazil the financial statements of Maxitel S.A. on December 31,2005, prepared pursuant to the accounting practices adopted in Brazil, over which we issued our corresponding unqualified opinion on January 18,2006.

2.	During the preparation of our works, we did not take cognizance of any material fact, which could indicate, on December 31, 2005, the non- compliance with the Financial Ratios, required in clause 12 of the “Addendum to the Credit Facility Agreement by means of Credit Facility” 00.2.553.3.1, executed between the National Bank for Economic and Development – BNDES, dated October 14,2005 and clause 14 of the “Addendum to the Credit Facility Agreement by means of Onlending of Funds” 4000350-9, executed with a pool of banks, named as Financial Agents, dated August 30,2005, concerning the accounting aspects. Nevertheless, our audit was not directed to obtain information about such non-compliance.

3.	The financial ratios obtained by the Company’s management and reviewed by us are shown in the spreadsheet attached hereto, initialed for identification purposes.

4.	This letter is for the sole and exclusive use of management and shareholders of Maxitel S.A., BNDES, Financial Agents indicated in the Addendum to the Agreement 4000350-9 and it shall not be used for any other purpose besides that specified by the addenda to the credit facility agreements referred to in paragraph 2.

Rio de Janeiro, January 18,2006.

ERNST & YOUNG

Auditores Independentes S.S.

Regional Accounting Council (CRC)-2SP 015.199/0 -6 – F – RJ

Mauro Moreira (signed)

Accountant CRC – 1RJ 072.056/O -0

Memory of calculation BNDES Covenants

Amount in R$ thousand

Measurement period: annual

		Dec/05	Target
A) Capitalization Ratio
	Shareholders’ Equity	947,009	Página
	Shareholder Financing	—	cortada

		947,009
Shareholders’ Equity	Total Assets	2,410,188

Total Assets	= Capitalization Ratio	39%

B) EBITDA Margin	EBITDA	293,790
	Net Operating Revenue	1,236,483

EBITDA	= EBITDA Margin	24%

Net operating revenue

C) Debt Service Coverage
	EBITDA – Income tax	293,790
	Interest + Amortization	157,561

(EBITDA – Income tax)	= Debt Service Coverage	186%

(Interest + Amortization)

D) Indebtedness Limit
	Total Onerous Debt (TOD)	846,894
	TOD + Capital Stock	2,047,663

TOD	= Indebtedness Limit	41%

(TOD + CS)

OI EOT = Banking Debt + Debt with suppliers [frase cortada]

ERNST & YOUNG	Centro Empresarial Botafogo Praia de Botafogo, 300 – 13[o] andar 22250-040 – Rio de Janeiro – RJ – Brasil	Phone: (5521) 2554-1400 Fax: (5521) 2554-1500 Homepage: www.ey.com.br

Dear Sirs.

Management and Shareholders

Maxitel S.A.

5.	We examined the balance sheet of Maxitel S.A. drawn up on December 31,2004 and respective statements of income, statements of shareholders’ equity and statements of changes in financial position corresponding to the year ended on that date pursuant to the accounting practices adopted in Brazil and we issued an independent auditor’s unqualified opinion dated January 20, 2005.

6.	We read the Credit Facility Agreement by means of Credit Facility 00.2.553.3.1 and the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES 4000350-9, dated November 22 and 28, 2000, respectively, executed between Maxitel S.A. and the National Bank for Economic and Social Development and indirectly through a pool of banks, named as Financial Agents, mainly referring to the requirements of financial ratios outlined in clause 12, item 9 and clause 14 letter o, respectively, requiring that the Company maintains during the effectiveness of the agreement, at least, five (5) out of six (6) financial ratios required, obtained in balance sheet or interim balance sheet audited by external auditors registered with the Brazilian Securities and Exchange Commission.

7.	Based on the financial statements as of December 31, 2004 and information mentioned above, we identified that Maxitel S.A. did not comply with the following ratios:

•	Current Liquidity Ratio, clause 12, item 9, letter b (direct operation) and clause 14, letter o, item 2 (indirect operation);

•	EBITDA Margin, clause 12, item 9, letter c (direct operation) and clause 14, letter o, item 3 (indirect operation);

•	Debt Service Coverage, clause 12, item 9, letter d (direct operation) and clause 14, letter o, item 4 (indirect operation);

•	Maximum Term for Paying the Debt, clause 12, item 9, letter f (direct operation) and clause 14, letter o, item 6 (indirect operation).

8.	Referring to our audit and based on the financial statements of Maxitel S.A. except for the issue mentioned in paragraph 3, we did not take cognizance of any other material fact, which would make us believe that on December 31,2004, Maxitel failed to comply with the terms referred to in paragraph 2, concerning the accounting aspects. Nevertheless, our audit was not directed to obtain information about such non-compliance.

9.	This letter is for the sole and exclusive use of Maxitel S.A., of the National Bank for Economic and Social Development – BNDES and the Financial Agents indicated in the Agreement 4000350-9 and shall not be used for any other purpose without our express authorization.

Rio de Janeiro, January 20,2005

ERNST & YOUNG

Auditores Independentes S.S.

Regional Accounting Council (CRC)-2SP 015.199/0-6 – F – RJ

Mauro Moreira (signed)

Accountant CRC – 1RJ 072.056/O-0

MAXITEL S.A.

FINANCIAL RATIOS

December 31,2004

(in thousands of reais)

			BNDES Contractual Ratio
A) Capitalization Ratio
	Shareholders’ Equity	1,188,079
	Shareholder Financing	—

		1,188,079
Shareholders’ Equity	Total Assets	2,141,768

Total Assets	= Capitalization Ratio	55% > =	20%

B) Current Liquidity Ratio
	Current Assets	315,834
	Current Liabilities	790,192	100%

Current Assets	= Current Liquidity Ratio	40% > =

Current Liabilities

C) EBITDA Margin	EBITDA	111,355
	Net Operating Revenue	1,005,471

			35%
EBITDA	= EBITDA Margin	11% > =

Net operating revenue

D) Debt Service Coverage
	EBITDA – Income tax	112,839	100%
	Interest + Amortization	215,287

(EBITDA – Income tax)		52% > =

(Interest + Amortization)	= Debt Service Coverage

E) Indebtedness Limit
	Total Onerous Debt (TOD)	843,195
	TOD + Capital Stock	2,043,964	60%

TOD	= Indebtedness Limit	41% < =

(TOD + CS)

F) Maximum Term for Paying the Debt
	Total Onerous Debt (TOD)	843,195
	EBITDA – Income Tax	112,839

TOD			4
(EBITDA – Income tax)	= Maximum Term for Paying	7.5< =

	the Debt

ERNST & YOUNG	Edifício Asamar Rua Paraíba, 1000 – 10[o] andar 30130-141 – Belo Horizonte – MG – Brasil	Phone: (5531) 3261-7787 Fax: (5531) 3261-0053 Homepage: www.ey.com.br

Dear Sirs.

Management and Shareholders

Maxitel S.A.

1.	We examined the balance sheet of Maxitel S.A. drawn up on December 31,2003 and respective statements of income, statements of changes in unsecured liability and statements of changes in financial position corresponding to the year ended on that date pursuant to the accounting practices adopted in Brazil and we issued an independent auditor’s unqualified opinion dated February 25, 2004.

2.	We read the Credit Facility Agreement by means of Credit Facility 00.2.553.3.1 and the Credit Facility Agreement by means of Onlending of Funds Contracted with the National Bank for Economic and Social Development – BNDES 4000350-9, dated November 23 and 28, 2000, respectively, executed between Maxitel S.A. and the National Bank for Economic and Social Development and indirectly through a pool of banks, named as Financial Agents, mainly referring to the requirement of financial ratios outlined in clause 12, item 9 and clause 14 letter o, respectively, requiring that the Company maintains during the effectiveness of the agreement, at least, five (5) out of six (6) financial ratios required, obtained in balance sheet or interim balance sheet audited by external auditors registered with the Brazilian Securities and Exchange Commission.

3.	Based on the financial statements as of December 31, 2003 and information mentioned above, we identified that Maxitel S.A. did not comply with the following ratio:

•	EBITDA Margin (clause 12, item IX, letter c (direct operation) and clause 14, letter o, item 3 (indirect operation).

4.	Referring to our audit and based on the financial statements of Maxitel S.A. except for the issue mentioned in paragraph 3, we did not take cognizance of any other material fact, which would make us believe that on December 31,2003, Maxitel S.A. failed to comply with the terms referred to in paragraph 2, concerning the accounting aspects. Nevertheless, our audit was not directed to obtain information about such non-compliance.

5.	This letter is for the sole and exclusive use of Maxitel S.A., of the National Bank for Economic and Social Development – BNDES and the Financial Agents indicated in the Agreement 4000350-9 and shall not be used for any other purpose without our express authorization.

Belo Horizonte, February 25,2004.

ERNST & YOUNG

Auditores Independentes S.S.

Regional Accounting Council (CRC)-2SP 015.199/0-6 – F – RJ

Mauro Moreira (signed)

Accountant CRC – 1RJ 072.056/O-0

Memory of calculation BNDES Covenants

			Target
A) Capitalization Ratio
	• Shareholders’ Equity	(1,228,705)
	• Shareholder Financing	2,636,320

		1,407,615	> 10%
Shareholders’ Equity	Total Assets	2,177,832

Total Assets	= Capitalization Ratio	65%

B) Current Liquidity Ratio
	Current Assets	497,199
	Current Liabilities	407,658	> 1

Current Assets	= Current Liquidity Ratio	1.22

Current Liabilities

C) EBITDA Margin	EBITDA	224,159
	Net Operating Revenue	845,442

			> = 0.35
EBITDA	= EBITDA Margin	0.27

Net operating revenue

D) Debt Service Coverage
	EBITDA – Income tax	224,159
	Interest + Amortization	190,449	> = 1

(EBITDA – Income tax)	= Debt Service Coverage	1.18

(Interest + Amortization)

E) Indebtedness Limit
	Total Onerous Debt (TOD)	716,842
	TOD + Capital Stock	4,033,924	< = 0.6

TOD	= Indebtedness Limit	0.18

(TOD + CS)
F) Maximum Term for Paying the Debt
	Total Onerous Debt (TOD)	716,842
	EBITDA – Income Tax	224,159

TOD			< 6
(EBITDA – Income tax)	= Maximum Term for Paying the Debt	3.2

Prepared by Maxitel S.A. Initialed for the purposes of identification on 6/16/2004 by Ernst & Young – Belo Horizonte